Exhibit 99.6

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Newdex, Inc. on Form S-4 and in the Proxy Statement/Prospectus of SuperMedia Inc., which is part of the Registration Statement, of our opinion dated December 5, 2012 appearing as Annex E to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinions of Financial Advisors — SuperMedia,” “Proposal 1: The Transaction — Background of the Transaction,” “Proposal 1: The Transaction — SuperMedia’s Reasons for the Transaction; Recommendation of the SuperMedia Board of Directors,” and “Proposal 1: The Transaction — Opinion of SuperMedia’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Christopher R. Lee
Christopher R. Lee
Executive Director

New York, New York

December 7, 2012